Exhibit 99

CONTACT:	Glen L. Ponczak (414) 524-2375 Denise M. Zutz (414) 524-3155	RELEASE: April 15, 2003

JOHNSON CONTROLS SECOND-QUARTER EPS UP 16%;

RECORD YEAR ANTICIPATED

     MILWAUKEE, WISCONSIN, April 15, 2003 ... Johnson Controls, Inc. (JCI) today reported that for its second quarter of fiscal 2003:

     -Diluted earnings per share increased 16% to $1.40 from $1.21 for the second quarter of fiscal 2002; and,

     -Sales increased 14% to $5.5 billion from $4.8 billion last year.

     President and Chief Executive Officer John M. Barth said, “We are pleased to report record results for the second quarter. Our consolidated results were on plan, and both of our businesses achieved record sales and operating income. While we remain cautious regarding the business environment and consumer demand, we expect to achieve solid results for the balance of the year.”

     The sales increase for the second quarter reflects a 16% increase in automotive sales and an 11% increase in controls sales. Operating income for the current quarter increased 9%, with increases by both automotive and controls groups, to $237.3 million compared with the prior year’s $218.7 million. Net income, aided by a lower effective income tax rate, increased 15% to $132.2 million from $114.8 million for the second quarter of fiscal 2002.

     Gross profit increased 18% while selling, general and administrative expenses (SG&A) were 23% higher than last year’s second quarter. The increase in SG&A resulted from the effect of foreign currency translation, the inclusion of the automotive battery business of Varta, which was acquired October 31, 2002, and higher automotive engineering expenditures in Europe. The Euro was 22% stronger than the U.S. Dollar in the 2003 quarter compared with last year.

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April 15, 2003 Page 2

     Net interest expense was approximately level with the second quarter last year as the benefit of lower rates offset the effect of a higher debt level. Equity income was slightly higher than the prior year primarily due to higher volumes at an automotive joint venture in China. Miscellaneous-net expense increased, reflecting higher currency losses.

     Free cash flow in the quarter of $135 million compares with $108 million last year. Total debt to total capitalization decreased to 38% from 40% at December 31, 2002.

Automotive Systems Group (dollars in millions)
Three Months Ended
March 31,	2003	2002
			%

Sales	$4,131.4	$3,570.5	16
Operating Income	$171.3	$158.0	8

     Automotive Systems Group sales increased 16% over the same period of 2002 primarily reflecting stronger sales in Europe. Excluding the positive effect on sales of foreign currency and the European battery acquisition, worldwide sales increased 3%. Operating income for the group increased 8% as a result of improved performances by North American interiors and battery operations. Operating margin, excluding currency effect, was approximately level with the prior year.

     North America Automotive Results: Sales of interior systems and batteries were 2% higher than the prior year. North American interior system sales were 1% above the prior year as higher sales associated with new business and increases in production of some vehicles with Johnson Controls content were offset by the deconsolidation of a joint venture (effective April 1, 2002) and lower production levels of certain vehicles. Domestic industry light vehicle production is estimated to have increased 2% in the quarter versus one year ago. Battery sales were 10% higher because of an increased level of unit shipments reflecting stronger retail demand induced by cold temperatures. North American operating income and operating margin were up over the prior year due to operational efficiencies at both interiors and battery operations.

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April 15, 2003 Page 3

     Europe Automotive Results: Sales in Europe of interior systems and batteries were 44% higher than in the prior year. The increase was due to favorable currency translation, revenues resulting from the battery acquisition, and new interiors business. The strengthened Euro contributed $292 million to the current quarter’s sales. Interiors sales rose 6%, excluding currency impact, while industry vehicle production is estimated to have declined 2-3%. Battery sales in the quarter, most of which relate to the recent acquisition, were in line with the company’s expectations. European operating income decreased due to higher costs associated with the launch of numerous new interior system awards and engineering. This decline more than offset the inclusion of income associated with the recently acquired battery business. While interiors operations continued to be below prior year, results were significantly better than for the first quarter of fiscal 2003.

     Automotive Results from Other Regions: Sales in Asia, Japan and South America, which represent less than 10% of the company’s automotive revenues worldwide, were comparable to the prior year. Operating income was also relatively unchanged.

Controls Group (dollars in millions)
Three Months Ended March 31,	2003	2002
			%

Sales	$1,371.7	$1,240.0	11
Operating Income	$66.0	$60.7	9

     Controls Group sales to the nonresidential buildings market increased 11% over the 2002 period reflecting double-digit growth in North America and the positive effect of foreign currency translation. Excluding this effect, sales were 5% higher. Operating income increased due to improved North American results. Operating margin for the group, excluding the currency impact, improved slightly.

     North America Controls Results: Sales were 12% higher reflecting an increased level of activity associated with federal government facility management services, installed systems and technical services. Operating income also increased on the higher volume.

     Europe Controls Results: Sales increased 11% in the current quarter, however, excluding currency effect, they were 6% lower. Operating income was comparable with the second quarter of 2002.

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April 15, 2003 Page 4

     Asia Controls Results: Sales and operating income were comparable to the prior year.

     The controls group backlog of uncompleted control system installation and technical service contracts at the end of the quarter was 7% higher than one year ago. Orders were also higher, with double-digit domestic growth reflecting demand from the existing buildings market for technical services, as well as systems for the healthcare, security and federal government markets.

Business Highlights

     Johnson Controls has been awarded additional seating business from Ford Motor Company. The company expects to begin supplying all of the seating for the Ford Focus, Expedition and Mustang and Lincoln Navigator and Town Car during the third fiscal quarter. The incremental, annualized sales associated with supporting these five platforms is estimated at $420 million.

     Johnson Controls also announced significant enhancements to its Metasys® building management system that, when combined with the company’s application expertise, provides building owners and operators with substantial improvements in the quality and efficiency of facility operations. Powerful value-added solutions are enabled by the system’s new Web-based services platform that can integrate traditional temperature, fire safety and security systems with a business’ information technology systems, such as human resources, payroll, production, maintenance management or any other XML web-enabled system. With Metasys, an airport, for example, can have gate areas automatically heated or cooled and the lights on only when flights are due to arrive, and allocate the related energy bill to the appropriate entity. Further, airport security is enhanced when access to an area is backed up by real-time employment status data. In addition to being the first in the building controls industry to be Web-services based, Metasys also implements new control technologies to improve system reliability as well as operations and energy efficiency.

First-Half Results; Full-Year Outlook

     Year-to-date, Johnson Controls sales were $10.7 billion or 11% above the same period of 2002. Net income for the first six months of fiscal 2003 increased 16% to $273 million ($2.88 per diluted share) up from $235 million ($2.48 per diluted share.)

     Johnson Controls confirmed its fiscal 2003 guidance for consolidated sales growth of 5-10% and the achievement of record levels of operating income and diluted earnings per share.

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     Automotive systems group sales growth of 5-10% is anticipated, assuming North American light vehicle production of approximately 16.0-16.1 million units, slightly lower year-over-year European production, and a positive effect of currency translation. The level of European automotive profitability is expected to continue to improve through the balance of 2003 consistent with the operating plan established earlier this year. However, the lower than anticipated results from that region year-to-date, coupled with the currency effect on sales, has resulted in the company now forecasting a slight decline in automotive operating margin.

     The forecast for controls group sales has been strengthened, with 5-10% growth expected, due to higher than anticipated facility management services activity levels and currency effect. The outlook for controls operating margin remains a slight increase from the 5.1% level for 2002.

     Mr. Barth added “We are grateful for the support of our customers and our employees as we anticipate 2003 becoming our 57th consecutive year of record sales and 13th straight year of record earnings.”

     Following is a summary of supplementary full-year financial estimates for 2003:

	(dollars in millions)
	FY2002	FY2003
	Actual	Estimate

Capital expenditures	$496	$550-600

Depreciation	$499	$540-560

Total debt to total capitalization	36%	31%

Interest expense, net of interest income	$110	$110-115

Effective income tax rate	34.6%	31.0%

Minority interests in net earnings of subsidiaries	$58	$55-60

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

****

     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2003 that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “expects,” “estimates,” “anticipates” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, operational efficiencies, as well as those factors discussed in the company’s Form 8-K (dated November 12, 2002) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

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JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data; unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,

	2003	2002	2003	2002

Net sales
Products and systems*	$4,647.9	$4,056.8	$9,063.8	$8,167.3
Services*	855.2	753.7	1,622.6	1,460.9

	5,503.1	4,810.5	10,686.4	9,628.2
Cost of sales
Products and systems	4,016.0	3,523.6	7,806.3	7,068.3
Services	724.9	642.8	1,368.5	1,239.5

	4,740.9	4,166.4	9,174.8	8,307.8

Gross profit	762.2	644.1	1,511.6	1,320.4

Selling, general and administrative expenses	524.9	425.4	1,026.4	863.2

Operating income	237.3	218.7	485.2	457.2

Interest income	2.2	2.8	4.2	6.0
Interest expense	(29.5)	(30.0)	(58.6)	(62.1)
Equity income	14.6	10.3	22.9	14.4
Miscellaneous — net	(15.1)	(11.8)	(17.5)	(15.2)

Other income (expense)	(27.8)	(28.7)	(49.0)	(56.9)

Income before income taxes and minority interests	209.5	190.0	436.2	400.3

Provision for income taxes	64.8	63.8	135.2	139.3
Minority interests in net earnings of subsidiaries	12.5	11.4	28.4	26.3

Net income	$132.2	$114.8	$272.6	$234.7

Earnings available for common shareholders	$130.3	$112.9	$268.9	$230.7

Earnings per share
Basic	$1.46	$1.27	$3.02	$2.62

Diluted	$1.40	$1.21	$2.88	$2.48

*	Products and systems consist of automotive group products and systems and controls group installed systems. Services are controls group technical and facility management services.

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,	March 31,
	2003	2002	2002

ASSETS
Cash and cash equivalents	$278.1	$262.0	$216.1
Accounts receivable — net	3,193.7	3,064.3	2,782.6
Costs and earnings in excess of billings on uncompleted contracts	279.6	333.4	332.3
Inventories	804.7	653.6	634.5
Other current assets	688.1	632.9	633.9

Current assets	5,244.2	4,946.2	4,599.4

Property, plant and equipment — net	2,633.7	2,445.5	2,407.2
Goodwill — net	3,042.2	2,754.6	2,518.7
Other intangible assets — net	287.3	243.5	243.3
Investments in partially-owned affiliates	395.0	347.4	324.9
Other noncurrent assets	427.5	428.1	298.5

Total assets	$12,029.9	$11,165.3	$10,392.0

LIABILITIES AND EQUITY
Short-term debt	$513.1	$105.3	$202.6
Current portion of long-term debt	327.7	39.9	47.1
Accounts payable	2,935.3	2,789.1	2,491.2
Accrued compensation and benefits	450.1	506.6	412.0
Accrued income taxes	99.4	182.7	107.6
Billings in excess of costs and earnings on uncompleted contracts	207.3	190.8	197.8
Other current liabilities	997.0	991.8	972.8

Current liabilities	5,529.9	4,806.2	4,431.1

Long-term debt	1,525.8	1,826.6	1,908.7
Postretirement health and other benefits	165.9	170.5	164.7
Minority interests in equity of subsidiaries	215.2	189.0	201.6
Other noncurrent liabilities	787.0	673.3	551.6
Shareholders’ equity	3,806.1	3,499.7	3,134.3

Total liabilities and equity	$12,029.9	$11,165.3	$10,392.0

JOHNSON CONTROLS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions; unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,

	2003	2002	2003	2002

Operating Activities
Net income	$132.2	$114.8	$272.6	$234.7
Adjustments to reconcile net income to cash provided by operating activities
Depreciation	130.9	121.4	259.9	241.3
Amortization of intangibles	5.5	5.0	10.3	9.7
Equity in earnings of partially-owned affiliates, net of dividends received	(11.6)	(10.3)	(19.8)	(13.4)
Minority interests in net earnings of subsidiaries	12.5	11.4	28.4	26.3
Deferred income taxes	2.1	14.8	5.7	25.1
Gain on sale of long-term investment	—	—	(16.6)	—
Other	(54.5)	(19.6)	(49.4)	(24.4)
Changes in working capital, excluding acquisition of businesses
Receivables	(73.7)	(152.2)	176.1	(78.8)
Inventories	(8.4)	3.0	(18.5)	15.1
Other current assets	(27.8)	(7.5)	(60.1)	25.4
Accounts payable and accrued liabilities	170.7	147.8	(271.9)	(142.4)
Accrued income taxes	(58.5)	(15.4)	(87.0)	(32.0)
Billings in excess of costs and earnings on uncompleted contracts	8.9	34.0	12.7	36.8

Cash provided by operating activities	228.3	247.2	242.4	323.4

Investing Activities
Capital expenditures	(134.1)	(133.5)	(240.7)	(227.5)
Sale of property, plant and equipment	4.5	18.5	10.5	26.5
Acquisition of businesses, net of cash acquired	(11.8)	11.2	(230.7)	(580.8)
Proceeds from sale of long-term investment	—	—	38.2	—
Changes in long-term investments — net	0.8	(8.2)	(1.4)	(17.5)

Cash used by investing activities	(140.6)	(112.0)	(424.1)	(799.3)

Financing Activities
(Decrease) increase in short-term debt — net	(98.0)	(133.1)	411.6	(181.1)
Increase in long-term debt	0.1	5.2	0.1	605.7
Repayment of long-term debt	(15.2)	(6.1)	(165.5)	(49.8)
Payment of cash dividends	(62.8)	(62.7)	(68.0)	(62.7)
Other	14.7	16.6	19.6	5.3

Cash (used) provided by financing activities	(161.2)	(180.1)	197.8	317.4

(Decrease) increase in cash and cash equivalents	$(73.5)	$(44.9)	$16.1	$(158.5)

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

FOOTNOTES

1.     Effective October 1, 2002, the Company voluntarily adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” In accordance with SFAS No. 123, the Company has adopted the fair value recognition provisions on a prospective basis and accordingly, the expense recognized in the three- and six-month periods ended March 31, 2003 represents a pro rata portion of the 2003 grant (granted November 20, 2002) which is earned over a three-year vesting period.

2.     On October 31, 2002, the Company acquired Varta AG’s Automotive Battery Division, a major European automotive battery manufacturer headquartered in Germany. The Varta Automotive Battery Division (Varta) consists of VARTA Automotive GmbH and the 80% majority ownership in VB Autobatterie GmbH. The acquisition gives the Company a leading market position in Europe. The purchase price of approximately $375 million, subject to final negotiations, includes the assumption of debt and was financed with short-term debt. Approximately $170 million of the purchase price has initially been reported as goodwill which may be adjusted as appraisals and other valuation studies are completed.

3.     Basic earnings per share is computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.6 million and $0.8 million for the three months ended March 31, 2003 and 2002, respectively, and $1.1 million and $1.5 million for the six months ended March 31, 2003 and 2002, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.

	Three Months		Six Months
(in millions)	Ended March 31,		Ended March 31,

	2003	2002	2003	2002

Weighted Average Shares
Basic	89.1	88.4	89.0	88.0
Diluted	94.4	94.4	94.3	93.9

Outstanding at period end			89.2	88.6

4.     The following supplemental data is presented for comparative purposes.

Supplemental Data
(in millions)

Year ended September 30,

	2003	2002

	First	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Quarter	Year

Net Sales
Products and systems*	$4,415.9	$4,110.5	$4,056.8	$4,508.8	$4,384.6	$17,060.7
Services*	767.4	707.2	753.7	748.2	833.6	3,042.7

	5,183.3	4,817.7	4,810.5	5,257.0	5,218.2	20,103.4

Cost of sales
Products and systems	3,790.3	3,544.7	3,523.6	3,875.4	3,733.3	14,677.0
Services	643.6	596.7	642.8	633.6	706.4	2,579.5

	4,433.9	4,141.4	4,166.4	4,509.0	4,439.7	17,256.5

Gross profit	$749.4	$676.3	$644.1	$748.0	$778.5	$2,846.9

*	Products and systems consist of automotive group products and systems and controls group installed systems. Services are controls group technical and facility management services.